Exhibit 4.24
in extract form, excluding conveyance in sub-clause 16.2
Deed Roll No.  67/2020

- Original document written on one side throughout -
- Copies and duplicates written on both sides -

Executed

in Berlin

Today, 10 February 2020, the following persons appeared before me, the undersigned Notary

Dr. Andreas Manthey,

Joachimsthaler Straße 24, 10719 Berlin,

1.            Mr. Julius Falcinelli, born on 27/01/1993, with business address at Lenbachplatz 5, 80333 Munich,

2.            Mr. Alexander Kroth, born on 04/07/1982,

3.	Mr. Christian Hellmuth, born on 24/12/1979, the second and third persons appearing having their business address at August-Bebel-Straße 68, 14482 Potsdam.

The first person appearing identified himself by presenting his valid identity card with a photograph; the second and third persons appearing are known to the notary.

The notary explained the prohibition on cooperation pursuant to § 3(1)(7) of the German Notarial Recording Act. The persons appearing answered in the negative the notary's question as to whether there was any such prior involvement.

The first person appearing declared in advance that he is not acting on his own behalf, but on the basis of a notarial and apostilled power of attorney dated 28 January 2020, which was available in the original at the time of notarial recording and is annexed as Appendix A, for

OPTIBASE BAVARIA Holding GmbH,
registered in the Commercial Register of the Munich District Court under HRB 215136 whose statutory seat is in Munich and whose registered office is at Lenbachplatz 5, 80333 Munich,

which in turn is acting in its capacity as a personally liable shareholder with sole power of representation of

OPTIBASE BAVARIA GmbH & Co. KG,
registered in the Munich District Court Commercial Register under HRA 102469 whose statutory seat is in Munich and whose registered office is at Lenbachplatz 5, 80333 Munich,

subsequently referred to as the “Seller”

The second and third persons appearing then declared in advance that they would not make the following declarations on their own behalf either, but in the capacity of officers with joint representation authority of

Deutsche Konsum REIT-AG,
whose statutory seat is in Broderstorf;
with business address at 14482 Potsdam, August-Bebel-Straße 68, registered in the Rostock District Court Commercial Register under HRB 13072,
Tax No. 046/100/02493, Potsdam Tax Office

- subsequently referred to as the “Buyer”-

- the Seller and the Buyer shall also be subsequently referred to individually as a Party and collectively as the Parties.

The notary hereby certifies in accordance with §21 of the German Federal Notaries Code on the basis of the inspection of entry HRB 13072 in the Rostock District Court’s electronic commercial register on 23/01/2020 that Deutsche Konsum REIT-AG and the second and third persons appearing are registered there as its officers with joint power of representation.

At the notary’s request, the Seller and Buyer confirmed that they are each acting on their own behalf and for their own account, i.e. not, for example, as trustees for third-party economic beneficiaries.

The notary also drew the attention of the persons appearing to the fact that a transparency register is kept (§18(1), (2) of the German Anti-Money Laundering Act), in which the information on the beneficial owner listed in §19 of the German Anti-Money Laundering Act must be recorded, insofar as this information does not emerge from publicly accessible registers, and that the company is responsible for the procurement of this information and its electronic transmission to the transparency register (§ 20(1), (2) of the German Anti-Money Laundering Act).

The notary pointed out that in the event of the sale of all or a substantial part of the Seller's assets, a notarial resolution of the Seller's shareholders in accordance with §§179, 179a of the German Stock Corporation Act in which they have agreed to the subsequent sale of the object of purchase to the Buyer may be required analogously for the Seller’s representation in this deed. The corresponding apostilled shareholders' resolution of 06/02/2020 in Deed No. 361/2020 of the notary Ram Ephrati, Herzliya, Israel, is annexed to this deed as Appendix B.

The persons appearing, acting in the aforementioned capacities, then asked the officiating notary to record the following in their presence:

Real Estate Purchase Agreement with Conveyance
for the transfer of real estate, a heritable building right and a condominium unit at 27 locations of the “Optibase” real estate portfolio

CONTENTS
PREAMBLE		4
0.1	Portfolio	4
0.2	Reference Deed	5
0.3	Cancellation of prior agreements	6
§ 1	Definitions	6
§ 2	Property	7
§ 3	Sale	9
§ 4	Purchase price	10
§ 5	VAT	10
§ 6	Due date, payment and default	11
§ 7	Transfer of ownership, Transfer of irghts and obligations, Development	14
§ 8	Period between notarial recording and transfer date	16
§ 9	Tenancy and other usage agreements	16
§ 10	Assumption of property contracts	19
§ 11	Assignment of claims	19
§ 12	Insurance	20
§ 13	Seller’s Warranty / Liability	20
§ 14	Environmental damage	24
§ 15	Seller’s tax exemption	25
§ 16	Prior notice of conveyance and Conveyance	26
§ 17	Authority to charge	27
§ 18	Rights of withdrawal	29
§ 19	Costs and real estate transfer tax	31
§ 20	Notifications and declarations	32
§ 21	Executuon of the Agreement	32
§ 22	Information	33
§ 23	Legal succession	34
§ 24	Confidentiality	34
§ 25	Miscellaneous	34
SECTION II APPENDIX 1		36

PREAMBLE

0.1	Portfolio

The following 27 individual objects of purchase together constitute the Optibase property portfolio:

Name	Object	Address:
Individual object of purchase 1	Beratzhausen property	Staufferstraße 7, Beratzhausen
Individual object of purchase 2	Cham property	Darsteiner Straße 10, Cham
Individual object of purchase 3	Chamerau heritable building right	In der Grube 2, Chamerau
Individual object of purchase 4	Falkenstein property	Nähe Dr.-Josef-Kiener-Straße, Regensburger Straße 12, Falkenstein
Individual object of purchase 5	Fürstenstein property	Vilshofener Straße 13, Fürstenstein
Individual object of purchase 6	Gangkofen property	Schmidsöder Weg 6, Frontenhausener Straße 2c, Gangkofen
Individual object of purchase 7	Hartkirchen-Pocking property	Marktplatz 5b, Pocking
Individual object of purchase 8	Hidring-Windorf property	Turmstraße 2a, Hidring
Individual object of purchase 9	Ingolstadt fractional ownership unit	Krumenauerstraße 50, 52, 54, 56, 58 and 60, Ingolstadt
Individual object of purchase 10	Kempten-Lenzfried property	Wettmannsberger Weg 1, Nähe Wettmannsberger Weg, Kempten (Allgäu)
Individual object of purchase 11	Kissing property	Bahnhofstraße 40c, Nähe Bahnhofstraße, Kissing
Individual object of purchase 12	Lam property	Arberstraße 74, Lam
Individual object of purchase 13	Lenggries property	Bergbahnstraße 5, Lenggries

Individual object of purchase 14	Neudorf-Sehmatal property	Crottendorfer Straße 3, Neudorf
Individual object of purchase 15	Neunburg vorm Wald property	Amberger Straße 14, Nähe Amberger Straße, Neunburg vorm Wald
Individual object of purchase 16	Obertraubling property	Edekastraße 5, Obertraubling
Individual object of purchase 17	Pfaffenhausen property	Industriestraße 4, Pfaffenhausen
Individual object of purchase 18	Rinchnach property	Herrnmühle 2, Rinchnach
Individual object of purchase 19	Rossbach property	Bahnhofstraße 3, Rossbach
Individual object of purchase 20	Ruderting property	Passauer Straße 26b, Ruderting
Individual object of purchase 21	Scheyern property	Fernhager Straße 1, Scheyern
Individual object of purchase 22	Schöllnach property	Gewerbepark Leutzing 2, Schöllnach
Individual object of purchase 23	Spiegelau property	Konrad-Wilsdorf-Straße 1a, Spiegelau
Individual object of purchase 24	Straßkirchen property	Nähe Bayerwaldstraße
Individual object of purchase 25	Untergriesbach property	Kreuzwiesenweg 1, Untergriesbach
Individual object of purchase 26	Viechtach property	Mönchshofstraße 60, Viechtach
Individual object of purchase 27	Wegscheid property	Oberfeld, Wegscheid

0.2	Reference Deed

Unless expressly noted otherwise, all appendices to which reference is made in this deed are part of the further deed of 10 February 2020 (Deed No. 66/2020 of the officiating notary) already drawn up by the officiating notary Dr. Andreas Manthey in this matter - referred to herein as the “Reference Deed”. These appendices are only annexed to the Reference Deed, but not to this protocol. The original Reference Deed is available today. After information was provided by the officiating notary, reference is hereby made to the Reference Deed in accordance with §13a of the Notarial Recording Act. Acting in the above-mentioned capacities, the persons appearing declare that they are fully aware of the Reference Deed’s contents and that they hereby fully integrate the Reference Deed’s entire contents into this Purchase Agreement. After further information was provided by the officiating notary, the persons appearing waived a (second) reading of the Reference Deed and as well as the Reference Deed’s annexation to this record. If reference is made in the Reference Deed to documents which are not themselves contained in the Reference Deed, the parties agree that these should not form part of the Agreement, unless these are publicly accessible documents which do not require notarial recording in order to become part of this contract (such as laws, ordinances, DIN standards). The list of appendices to the Reference Deed is annexed to this deed as Appendix 1.

The parties confirm that the notary's clerk, Ms Linda Schellknecht, was authorised to act for the parties during the Reference Deed’s execution; as a precautionary measure, all declarations made and received by the notary's clerks in the Reference Deed are hereby approved.

0.3	Cancellation of prior agreements

This document fully replaces all pre-contractual agreements between the contractual parties, in particular the Letter of Intent dated 16-17 January 2020, such that none of the contractual parties can derive any claims or rights therefrom.

On this basis, the parties now hereby agree the following:

§ 1	DEFINITIONS

“Redemption Amounts” shall have the meaning defined in sub-clause 6.5

"Bank Working Days" shall have the meaning defined in sub-clause 25.1

"Reference Deed" shall have the meaning defined in the Preamble

“Development Charges” shall have the meaning defined in sub-clause 7.3.1

“Due Date Notification” shall have the meaning defined in sub-clause 6.1

“Due Date” shall have the meaning defined in sub-clause 6.1

“Due Date Conditions” shall have the meaning define in sub-clause 6.1

“Property” shall have the meaning defined in sub-clause 2.1

"Entire Property" shall have the meaning define din sub-clause 2.1

“Buyer” has the meaning defined in the recitals

“Object of Purchase” shall have the meaning defined in sub-clause 3.1

“Purchase Price” shall have the meaning defined in sub-clause 4.1

“Cancellation Costs” shall have the meaning defined in sub-clause 18.5

“Tenant” shall have the meaning defined in sub-clause 9.1.1

“Tenancy Agreements” shall have the meaning defined in sub-clause 9.1.1

“Notary” shall have the meaning defined in sub-clause 25.2

"Party” shall have the meaning defined in the recitals

"Portfolio" shall have the meaning defined in sub-clause 2.1

“Transfer Date” shall have the meaning defined in sub-clause 7.1

"Environmental Damage" shall have the meaning defined in sub-clause 14.1

“Signature Date” shall have the meaning defined in sub-clause 13.5

"Seller" shall have the meaning defined in the recitals

“Seller Warranties” shall have the meaning defined in sub-clause 13.5.

§ 2	PROPERTY

2.1
The Seller is registered as the owner or holder of the heritable building right or co-owner of the 25 properties, a heritable building right and a condominium unit described in Appendix 2.1 (subsequently referred to individually as the “Property” or collectively as “Entire Property”) in the Land Register, Register of Heritable Building Rights and Condominium Register. Recent extracts from the Land Register, Register of Heritable Building Rights and Condominium Register are annexed as Appendix 2.1.

The definition of the respective property is solely dependent on the Land Register description in Appendix 2.1. The Parties agree that claims and rights due to possible deviations in the size of the property from the land register area specifications are excluded.

The individual object of purchase 3 exclusively comprises the hereditary building right for the building erected on the property In der Grube 2 in Chamerau (registered in the Chamerau Land Register, Vol. 33 Folio 1336, BV No. 17, Plot 160). The individual purchase object 9 exclusively comprises the individual ownership of the store marked No. 12 in the partition plan as well as a co-ownership share of 2,000/10,000 in the property Krumenauerstraße 50, 52, 54, 56, 58 and 60 in Ingolstadt (entered in the Ingolstadt Condominium Register, Vol. 812 Folio 34277, BV No. 1, Plot 2268/4). All other individual objects of purchase include the respective real property with all rights, obligations, legal constituent elements including the structural facilities and appurtenances listed above, insofar as they are the Seller’s property.

With regard to the individual object of purchase 10 (Kempten-Lenzfried), the Seller concluded a property exchange agreement subject to a condition precedent with BreFa Bauunternehmung GmbH on 23 October 2018 (Deed No. B 2396/2018 of notary Dr. Lorenz Bülow, Kempten, the “Kempten Exchange Agreement”). A copy of the Kempten Exchange Agreement is annexed as Appendix 2.1a. On the basis of the Kempten Exchange Agreement, among other things, a partial area of approx. 345 m² of individual purchase object 10 is to be transferred to BreFa Bauunternehmung GmbH, which is the owner of the neighbouring property, while a partial area of approx. 555 m² of the neighbouring property is to be added to individual purchase object 10. The conditions precedent agreed in the Kempten Exchange Agreement have not yet been satisfied. Consequently, the parties to the Kempten Exchange Agreement each have the right to withdraw from the Kempten Exchange Agreement as of 1 April 2019. The Seller has not yet exercised the right of withdrawal and the Seller has not yet received a declaration of withdrawal from the owner of the neighbouring property. The Seller hereby assigns to the Buyer, subject to a condition precedent and with the effect of discharging its obligations, all rights and obligations under the Kempten Exchange Agreement as of the date of transfer of the individual object of purchase. The Buyer accepts this assignment and at the same time undertakes to indemnify the Seller upon first demand against all claims of third parties arising from or in connection with the conclusion, execution and possible cancellation of the Kempten Exchange Agreement. BreFa Bauunternehmung GmbH’s consent shall be obtained for the assignment regulated above, and the Seller shall immediately request this after today. As long as this consent has not been obtained, the Parties shall act from an economic standpoint as if consent had been given and the assumption of the Kempten Exchange Agreement had become effective on the transfer date. If BreFa Bauunternehmung GmbH’s required consent to the assignment of the rights and obligations under the Kempten Exchange Agreement is refused, the Seller is entitled and obliged to inform the Buyer accordingly and to declare withdrawal from the Kempten Exchange Agreement. In the event of withdrawal, mutual claims of the Parties are excluded.

2.2	As can be seen from Appendix 2.1, there are charges registered against the respective property in Section II of the Land Register.

2.3	As can be seen from Appendix 2.1, there are charges registered against the respective property in Section II of the Land Register.

2.4
The Land Charges Register was not inspected by the Seller or the officiating notary. The Buyer had the opportunity to obtain information itself and to inspect the Land Charges Register (if such a register is kept for individual properties). The Seller declares that it has not applied for any changes with regard to the land charges information provided in the data room in accordance with sub-clause 13.3 and that, to its knowledge, the respective municipalities have no outstanding applications for recording in the Land Charges Register.

2.5
The officiating notary has assessed the contents of the Land Register, Register of Heritable Building Rights and Condominium Register on the basis of the inspection of electronic land register excerpts of 07/02 and 10/02/2020, respectively, and hereby confirms the completeness and correctness of the status of the entries in sub-clauses 2.1, 2.2 and 2.3 and that at the time of the inspection, and that at this time, with the exception of the following applications, the land registry office had no outstanding application. Following an inspection of the list of pending land registration requests, the applications listed in Appendix 2.5 are pending. The Seller declares that it has lodged no other applications beyond this.

2.6
The respective property has been developed and (with the exception of individual object of purchase 1 concerning the property in Beratzhausen, for which a termination agreement subject to a condition precedent has been concluded with the previous tenant) let.

The Buyer is aware that photovoltaic systems have been installed on the roofs of some individual objects of purchase. In this context, the Seller has pointed out to the Buyer that it has no knowledge of who has installed these facilities and that therefore the ownership of these facilities has not been conclusively clarified and no documents are available to the Seller in this regard. Installation of the photovoltaic systems by a previous owner of the property in question or the tenant of the respective individual purchase object cannot be ruled out. The Buyer waives the assertion of any claims or rights against the Seller arising therefrom or in this connection and acknowledges this condition of the respective individual objects of purchase items concerned as being contractually compliant.

2.7
The Buyer shall assume all (i) land charges mentioned in sub-clause 2.2 in conjunction with Appendix 2.1 and Appendix 2.5, (ii) land charges and restrictions in the Land Register, Register of Heritable Building Rights and Condominium Register registered with the Buyer’s consent or cooperation; (iii)  charges recorded in the Land Charges Register or whose registration has been requested, as well as (iv) future charges and restrictions provided for in this Purchase Agreement, including the charges and restrictions still to be registered from the Kempten Exchange Agreement, without compensation and without offsetting against the total purchase price or the individual purchase prices and with continued acquiescence and performance. Similarly, the Buyer shall also assume the agreements and obligations under the law of obligations contained in the respective approval documents and declarations of obligation for the registration or recording, or upon which they are based, with the release of the Seller with effect from the Transfer Date. The Buyer shall also assume any and all existing and future land charges and restrictions which are not evident from the Land Register or other registers, unregistrable or previously established. The Seller declares that it is not aware of any previously established easements.

2.8
The Seller shall delete from the Land Register at its expense all land charges that will not be assumed by the Buyer, in particular all land charges in section III of the land registers. The Seller hereby approves and requests their cancellation.

2.9
After today, the Buyer intends to enter into negotiations with the current charge-holder DZ HYP regarding the possible financing of individual objects of purchase. In the event that the Buyer notifies the Seller in writing (email sufficient) by 21 February 2020 that it has agreed a binding term sheet with DZ HYP on the basis of a financing confirmation, the Parties will examine and agree on the possibilities for the Buyer to assume the land charges recorded in the land registers. If the Parties do not agree on the final wording of a notarial addendum to the Purchase Agreement regulating this outcome by 28 February 2020, the negotiations shall be deemed to have failed and the release of land charges and cancellation shall be carried out in accordance with the above sub-clause 2.8. There is no obligation for either party to conclude a corresponding addendum to the Purchase Agreement.

§ 3	SALE

3.1
The Seller hereby sells to the Buyer, who accepts this in sole ownership - or in relation to the heritable building right the same - the respective property described in Appendix 2.1 together with all essential components and appurtenances, as far as these are the Seller’s property (where each individual property shall be referred to in each case as the “Object of Purchase” or “Individual Object of Purchase”,  and all individual objects of purchase shall be collectively referred to as the “Entire Object of Purchase”)

3.2
The contractual parties hereby clarify that the sales of the 27 individual objects of purchase agreed in this deed are each legally independent purchase agreements, which are each executed independently, unless otherwise expressly agreed in this deed (“Individual Sales”). However, the individual sales are grouped together in this deed due to their connectedness and for reasons of simplification.

3.3	The property of third parties is excluded from the sale.

§ 4	PURCHASE PRICE

4.1	The (net) purchase prices for the respective individual objects of purchase are contained in Appendix 4.1 annexed to this deed (“Individual Purchase Prices").

4.2	In accordance with Appendix 4.1, the (net) purchase price for the entire object of purchase is

35,000,000 euro

(in words: Thirty-five million euro) (“Total Purchase Price”).

4.3
To secure the Buyer’s payment obligations under this Purchase Agreement, the Buyer has this day furnished the Seller with the original of a directly enforceable guarantee from ODDO BHF Aktiengesellschaft with registered office in Frankfurt am Main in the amount of 3,500,000 euro, a copy of which is annexed as Appendix 4.3 to this deed for information purposes. In the event of the Buyer’s withdrawal in accordance with § 18.3.1 the Seller is entitled to satisfy the claim for payment of the contractual penalty from the guarantee. Otherwise, the Seller shall release the guarantee to the Buyer (i) either immediately after receipt of payment of all individual purchase prices owed by the Buyer under this Agreement for the entire object of purchase or (ii) in the event of a cancellation of this Purchase Agreement which is not based on a (partial) payment default by the Buyer, after submission to the land registry of the enforceable application for cancellation of the priority notices of conveyance registered in accordance with § 16.1.1 in the Buyer’s favour.

The notary informed the persons appearing of the risks associated with the immediate release of the guarantee – Buyer’s unsecured advance payment – and has discussed possibilities to avoid them - e.g. escrow deposit with the notary and release only after the occurrence of the event of default; the parties insist on immediate handover.

§ 5	VAT

5.1
Seller and Buyer hereby confirm that they are each entrepreneurs within the meaning of § 2 of the German Value Added Tax Act.  The Seller hereby confirms that it acquired the respective objects of purchase with the intention of long-term letting and that since the acquisition it has either let them or (if vacant) has had the intention of letting them. The Buyer confirms that it intends to continue the Seller's previous letting activities. The Parties therefore assume that the sale transactions that are the Agreement’s object each constitute a case of a sale of a business as a going concern under §1(1a) of the German VAT Act. Accordingly, the sale of the respective objects of purchase is not subject to VAT.

5.2
Under §1(1a)(3) of the German VAT Act, the Buyer assumes the Seller’s legal position for VAT purposes in relation to the respective object of purchase and, in accordance with §15a(10)(1) of the German VAT Act, it shall continue the input tax adjustment periods of the Seller (and any previous owners) within the framework of a legal succession under VAT law. The Seller undertakes to provide the Buyer with a compilation of the relevant tax-relevant data available to it in this respect no later than three months following the Transfer Date.

5.3
Irrespective of the corresponding assumption of a sale of a business as a going concern within the meaning of § 1(1a) of the German VAT Act, the following applies: In accordance with § 9 of the German VAT Act, the Seller hereby waives the tax exemption under § 4(9)(a) of the German VAT Act and opts for VAT liability with regard to the sale of all objects of purchase (option for 100% VAT liability).

5.4
If, contrary to the contractual parties’ opinion, the competent tax authorities do not deem the sale of an object of purchase a sale of a business as a going concern but as a transfer of real estate liable to VAT, as the recipient of services under the VAT option in accordance with § 13b(2)(3) in conjunction with (5)(1) of the German VAT Act, the Buyer shall be liable for the VAT incurred as a result of the VAT-liable sale of the objects of purchase. In this case, the Seller undertakes, in accordance with §14a(5) of the German VAT Act, to issue an invoice with the information specified in §14(4) of the German VAT Act, but without a tax statement. The contracting parties hereby clarify that this Agreement does not constitute an invoice within the meaning of §14(1)(1) of the German VAT Act.

5.5
If assets are also transferred on the basis of this Agreement which do not fall within the scope of a sale of a business as a going concern and to which §13b of the German VAT Act is not applicable, the Seller shall be liable for value added tax in accordance with §13a(1)(1) of the German VAT Act. The Buyer shall pay the Seller the VAT amount due in this connection separately (in addition to the part of the purchase price attributable to these assets). A corresponding additional payment of VAT shall fall due for payment within four weeks of the Buyer’s receipt of an invoice in accordance with statutory provisions. The Seller shall issue the Buyer with an invoice in proper form for these other assets in accordance with §§ 14, 14a of the German VAT Act.

§ 6	DUE DATE, PAYMENT AND DEFAULT

6.1
The officiating notary shall confirm to the parties - separately for each individual object of purchase - in writing and in advance to the email addresses stated in sub-clause 20.1 (a “Due Date Notification” in each case) that

6.1.1
the recording in the Land Register or Condominium Register of the priority notices of conveyance of the respective individual purchase object or the priority notice of transfer of the heritable building right in the hereditary building land register of the individual purchase object 3 in the Register of Heritable Building Rights approved in sub-clause 16.1 has been carried out, whereby priority may only be assigned in accordance with the land charges indicated in Appendix 2.1, Appendix 2.1a and Appendix 2.5 and such land charges whose priority entry the Buyer has accepted in each case; and

6.1.2	the officiating notary has received the respective required waivers or negative clearance certificates regarding statutory pre-emptive rights; and

6.1.3
the officiating notary has at his disposal all notices of discharge or cancellation documents in a form suitable for the land register in accordance with §29 of the Land Registry Code for all land charges with priority over or of equal ranking with the Buyer's priority notice and not assumed by the Buyer. Regarding the notices of discharge or cancellation documents, only such trust conditions that do not contradict this Purchase Agreement and which can be fulfilled from the respective individual purchase price will be or have been imposed on the officiating notary; and

6.1.4
only in relation to the individual objects of purchase 1-4, 6, 9-17, 21-23 and 26: the pre-emptive right holder’s declaration of renunciation, including the renunciation of the property owner’s pre-emptive right concerning the Chamerau heritable building right, is available to the officiating notary in a form suitable for the land register in accordance with § 29 of the Land Register Code or the officiating notary does not become aware of any exercise of the pre-emptive right within two months and one week of receipt of his inquiry concerning the pre-emptive right from the pre-emptive right holder; and

6.1.5	only with regard to individual object of purchase 23: the officiating notary has received the approval in line with restructuring law provisions for the sale of the property; and

6.1.6
only with regard to the individual object of purchase 9: the officiating notary has at his disposal the consent of the other co-owner of retail shops on the ground floor to the sale in accordance with §9 of Appendix I to the Condominium Declaration of 30/12/1986 (Deed No. 3794/1986 of notary Dr. Claus Gastroph, Ingolstadt) in a form suitable for the land register pursuant to § 29 of the Land Registry Code; and

6.1.7
the officiating notary has at his disposal all other official approvals or other documents that may be required for the execution of this Agreement in line with land registry procedure (however, with the exception of the tax office certificate of good standing).

The due date notifications shall be accompanied by uncertified copies of the documents mentioned in sub-clauses 6.1.1 to 6.1.7 where relevant.

6.2	The individual purchase prices in accordance with Appendix 4.1 shall fall due as follows:

6.2.1
A first tranche of the individual purchase prices shall fall due on the last banking day of the month for which the officiating notary has sent the due date notifications for at least six individual objects of purchase at least ten banking days prior to the last banking day of such month and these have been received by the Buyer. If pre-emptive rights are exercised, the individual objects of purchase for which the due date notification would otherwise have been sent if the pre-emptive right had not been exercised shall continue to be taken into account as due for payment in the above calculation.

6.2.2
In each case, a further tranche of the individual purchase prices shall fall due on the last bank working day of the month for which the officiating notary has sent the due date notifications for at least six further individual objects of purchase in each case at least ten bank working days before the last bank working day of such month and these have been received by the Buyer. Sub-clause 6.2.1, sentence 2 shall apply accordingly.

6.2.3
Once the purchase prices for less than six individual objects of purchase are still outstanding, the remaining individual purchase prices shall be due for payment individually on the last banking day of the month for which the officiating notary has sent the due date notification for the respective individual objects of purchase at least ten banking days before the last banking day of such month and these have been received by the Buyer.

6.3
The Buyer is free to effect payment at any time, after receipt of a due date notification according to sub-clause 6.1 even before the due date, with the consequence of the transfer of possession (sub-clause 7.1).

6.4
The officiating notary is furthermore instructed to send a notification on the status of the settlement by email to all contractual parties on the fifth calendar day of each month or, if this is not a bank working day, on the respective following first bank working day, for the first time on 5 March 2020, notifying them of the properties for which the due date requirements have been met. If this is not yet the case, a negative notification shall be sent for each property where necessary.

6.5
When the respective purchase price tranches fall due in accordance with sub-clause 6.2 the respective individual purchase price shall be paid in such a way that the Buyer cancels and discharges liabilities from land charges it has not assumed in respect of the respective individual purchase object directly with respect to the respective charge holder. The Seller shall request the corresponding cancellation approvals or notices of discharge from the charge holders as well as the amounts (“Redemption Amounts") required for the redemption of the real rights in rem not assumed by the Buyer (as well as for the redemption of the claims upon which the real rights in rem are based) and shall forward these to the officiating notary. If the cancellation documents required for the redemption have not been lodged within eight weeks of the date of notarial recording at the latest, the notary is instructed to request the necessary cancellation documents from the charge holders concerned. In the relationship between Buyer and Seller, the redemption amounts stated by the charge holders shall be deemed applicable. Neither the Buyer nor the officiating notary is obliged to verify the correctness of this information. On the due date, the Buyer shall be entitled and obliged to pay the redemption amounts directly to the respective charge holders in fulfilment of any conditions imposed on the officiating notary and on the instruction of the officiating notary. The charge holders are not entitled to any direct right arising from this agreement. The redemption amounts shall be credited against the purchase price.

Other than this, the respective individual purchase price shall be paid into the following account of the Seller:

Bank:	Commerzbank Munich
IBAN:	DE70 7004 0041 0279 8775 00
BIC:	COBADEFFXXX
In respect of	Individual purchase price for property [Description]
The Seller shall be entitled to designate a different bank account to the Buyer or the officiating notary with a notice period of ten bank working days, but by the time of the dispatch of the due date notification at the latest. The account last notified by the Seller at the time is decisive for contractually-compliant payment.

6.6
The Parties agree that the due date notification is a prior event within the meaning of § 286(2)(2) of the German Civil Code; and the Buyer shall therefore be in default if it fails to pay the respective individual purchase price on time without a reminder from the Seller being required. The timeliness of the payment is not determined by the dispatch of the money, but rather by its complete and contractually-compliant receipt and the irrevocable credit in the account of the Seller or the charge-holder. All payments shall be made by the Buyer free of conditions, costs and expenses (in particular without deductions etc.). A deposit shall not be considered as payment. If payments are not made on time, interest shall be charged on the respective amount from the due date at an annual rate of 9 percentage points above the base interest rate. Other rights and claims of the Seller remain unaffected.

6.7	The Seller shall confirm in writing (email is sufficient) to the officiating notary (with a copy to the Buyer) when the respective individual purchase price has been paid in full.

6.8
Offsetting and the assertion of rights of retention and rights to withhold performance against the purchase price claim is excluded, unless offsetting or rights of retention or rights to withhold performance are based on undisputed or legally established (counter)claims.

§ 7	TRANSFER OF OWNERSHIP, TRANSFER OF IRGHTS AND OBLIGATIONS, DEVELOPMENT

7.1
Ownership of the respective individual object of purchase shall pass to the Buyer on the first day of the month following full payment of the respective individual purchase price (12:00 a.m). The day of the transfer of ownership is also referred to in this Purchase Agreement as the “Transfer Date”. The Buyer is entitled and also obliged to take direct possession of the individual object of purchase on the Transfer Date; the parties hereby waive any formal handover.

7.2	Transfer of rights and obligations

7.2.1
The rights as well as the obligations and costs, the risk of accidental deterioration and accidental loss as well as the duties of care of the respective individual object of purchase or to the respective individual object of purchase shall pass to the Buyer on the Transfer Date.

7.2.2
The Buyer shall assume in the Seller’s place the rights and obligations resulting from the possession and ownership of the respective individual object of purchase on the Transfer Date. All property taxes and current public charges relating to the respective individual object of purchase, the costs of energy, water supplies and disposal services as well as all other charges shall be borne by the Seller in relation to the Buyer until the Transfer Date (not including the latter), if necessary on a prorated basis, and, unless otherwise expressly agreed in this Purchase Agreement; these shall be at the Buyer’s expense thereafter (including the Transfer Date). The Seller and the Buyer shall settle accounts with each other on the aforementioned basis, if possible within one month after the respective transfer date, and shall carry out a settlement of payments.

7.2.3
Within one month of the Transfer Date, the Seller shall hand over to the Buyer documents available to it or to third parties it has commissioned which relate to the management of the respective individual object of purchase. The Seller points out in this connection that the documents are partly available as copies only. The Seller is entitled to retain copies of these documents or - if it has to keep or needs originals due to existing statutory obligations or to enforce its own claims - to hand over copies to the Buyer and to retain the originals for this period.

7.3	Development charges, contributions and compensatory levies

7.3.1
Improvement contributions under § 127(1) of the German Federal Building Code, levies under § 127(4) of the German Federal Building Code, development levies pursuant to the relevant municipal tax laws or local ordinances, other contributions and claims similar to contributions as well as resident contributions, including cost reimbursement claims, as well as the corresponding costs for utility connections and connections for public waste management authorities  (collectively referred to as "Development Charges”) shall be borne by the Seller for those measures which have been invoiced up to the date of this notarial recording (receipt decisive), irrespective of the creation of the contribution debt under public law. Other than these, the Buyer shall bear the development charges. The Seller declares that, with the exception of the facts disclosed in the due diligence process, it has no knowledge of any outstanding contributions for measures carried out and not yet invoiced.

7.3.2
The provisions of sub-clause 7.3.1 shall apply to any compensatory amounts within the meaning of §§154 et seq. of the German Federal Building Code as well as for compensatory levies and compensatory payments (e.g. for compensatory measures under nature conservation law in accordance with §§ 135a of the German Federal Building Code or in the context of reallocation procedures) and other obligations under the relevant nature conservation and landscape laws (carrying out green space management measures, compensatory and/or replacement measures, etc.) apply analogously.

7.3.3	The parties shall indemnify each other against any claims contradicting the above distribution in the internal relationship.

7.4	Transfer of the heritable building right agreement for individual purchase object 3

With effect from the transfer date of individual object of purchase 3, the Buyer shall take over the heritable building right agreement of 13 May 1997, contained in Appendix 7.4 with all its components and addendum, each with all rights and obligations under the law of obligations and in rem relating to the period from the transfer date of individual object of purchase 3, in particular and without restriction the obligation to pay the ground rent to the property owner. The Buyer shall impose on its legal successors obligations under the heritable building right agreement with the obligation of further transfer.

The Buyer hereby submits to immediate enforcement with respect to the property owner (i) on the grounds of its obligation to pay the annual ground rent of currently 17,207.40 euro and (ii) on the grounds of the increase amounts resulting from the indexation clause in Section F No. 2 of the heritable building right agreement in respect of its entire assets. An enforceable copy, in extracts, shall be issued to the property owner upon request without proof that the due date has been reached. This shall not result in a reversal of the burden of proof.

7.5	Transfer of condominium declaration

With effect from the transfer date of the individual object of purchase 9, the Buyer shall adhere to the condominium declaration and Condominium Bylaws of 30 December 1996 together with supplements of 26 April 1990 and 27 July 1990, which are contained in Appendix 7.5a with all rights and obligations concerning the period from the Transfer Date. From the Transfer Date of individual purchase object 9 the Buyer is obliged to pay the levy to the administrator.

Similarly, with effect from the transfer date of individual purchase object 9, the Buyer shall assume all rights and obligations arising from the homeowners’ association meetings and the agreements made there. The minutes from 2016 to 2019 are contained in Appendix 7.5b.

The Buyer shall impose the outstanding obligations arising from this Real Estate Purchase Agreement and the Condominium Bylaws on individual legal successors in title with an obligation of subsequent imposition.

7.6	Transfer of obligations under the Purchase Agreements

With effect from the Transfer Date with regard to the respective individual object of purchase, the obligations arising from the Purchase Agreements or the Kempten Exchange Agreement in relation to the respective individual object of purchase as listed in Appendix 2.1a and Appendix 7.6 to this deed shall pass to the Buyer. The Buyer shall indemnify the Seller from this point in time against any claims in this connection. The Buyer shall impose the obligations under the respective purchase agreement on legal successors in the ownership of the respective individual purchase objects, with the obligation of subsequent imposition, insofar as the obligations have not been fulfilled.

§ 8	PERIOD BETWEEN NOTARIAL RECORDING AND TRANSFER DATE

8.1
The Seller shall continue to cause the individual objects of purchase to be administered with the care previously exercised until the respective transfer date and shall provide the Buyer with information upon request.  This does not include any measures outside ongoing administration/maintenance/repair and no measures which would mean an improvement of the quality of the individual objects of purchase owed. The Seller shall henceforth inform the Buyer of any new material events or circumstances affecting the respective individual object of purchase.

With regard to possible destruction, damage or wear and tear occurring up to the Transfer Date, reference is made to sub-clause 13.4.

8.2	In all other respects, the provisions of sub-clause 9.1.6 shall apply in addition.

§ 9	TENANCY AND OTHER USAGE AGREEMENTS

9.1	Assumption of tenancy and other usage agreements

9.1.1
The tenancy and other usage agreements listed in Appendix 9.1.1 to this deed exist as of today with the tenants listed therein. On the respective transfer date, the Buyer shall, with the concomitant release of the Seller and in its place, assume the tenancy and other usage agreements listed in Appendix 9.1.1  as well as those tenancy and other usage agreements which the Seller has concluded with the consent of the Buyer, insofar as these have not already ended on the respective transfer date (collectively referred to as “Tenancy Agreements” and the respective tenants and authorised users shall be referred to as “Tenants”).

9.1.2
The Seller and the Buyer shall place each other in the same position as if the tenancy agreements assumed by the Buyer in accordance with sub-clause 9.1.1 had been transferred in their entirety to the Buyer on the respective transfer date.

9.1.3
The Buyer is obliged with respect to the Seller to grant the tenants the rights to which they are contractually entitled under the assumed tenancy agreements for the period following the respective transfer date.

9.1.4
The Seller hereby assigns to the Buyer, who accepts, subject to the condition precedent on the basis of and with effect from the respective transfer date, all claims arising from the tenancy agreements which concern the period from the transfer date. The Seller shall remain entitled to claims against the tenants for rent and ancillary costs as well as other claims for the period up to the transfer date. The Seller authorises and empowers the Buyer, subject to a condition precedent on the basis of and with effect from the transfer date, to assert the rights arising from the tenancy agreements from the transfer date to the extent that the Buyer is entitled to them under this Purchase Agreement, including the right to give notice and to amend and conclude tenancy agreements. At the Buyer's request, the Seller shall issue a separate power of attorney or title document (Section 172 of the German Civil Code) concerning this authorization and power of attorney. The Buyer shall indemnify the Seller against any claims of the tenants as a result of the exercise of this authorisation/power of attorney. The notary is authorised and instructed to issue to the Buyer, at its request, extracts from this deed from the respective transfer date only with the power of attorney.

9.1.5
Immediately after the respective transfer date, the Seller and the Buyer shall inform the tenants of the completed sale and the associated change of landlord in a joint letter in accordance with the sample annexed as Appendix 9.1.5 .

9.1.6
The conclusion of new tenancy agreements and the amendment of existing tenancy agreements, including the cancellation of tenancy agreements, shall henceforth require the Buyer’s prior consent, which the Buyer may only refuse for good cause. The Seller is currently in negotiations with the tenants of the individual objects of purchase 10, 13 and 21 regarding the conclusion of additional tenancy agreements. The details of the content of the negotiations are set out in Appendix 9.1.6. The Seller shall henceforth coordinate closely with the Buyer with regard to the negotiations with the tenants and shall not conclude the contractual supplementary agreements under negotiation without the Buyer’s prior consent. This applies both to any contractual negotiations conducted by the Seller and to any letting activities relating to the individual objects of purchase.

The Buyer is aware that an extension of the demised premises has been agreed with the tenant of the individual purchase object 13 in the tenancy agreement addenda Nos. 4 to 7. Completion and handover of the extended demised premises is still pending and will be carried out by the Seller, if necessary also after the transfer date. The parties will coordinate in confidence in this respect. Pending measures shall be completed by the Seller and the essentially faultless handover to the Lessee shall be evidenced by a handover protocol. The Buyer will only object to the conclusion of any agreements necessary in this connection for good cause.

9.2	Operating and Ancillary Costs

The following applies with regard to invoicing the tenants for apportionable operating and ancillary costs:

9.2.1
The settlement for the settlement periods already completed on the respective transfer date is the Seller’s responsibility. The Buyer shall be responsible for settlement for the current settlement period and for subsequent settlement periods. Furthermore, within one month of the respective transfer date, the Seller shall settle with the Buyer the operating and ancillary costs for the current settlement period already paid to it or the performance otherwise provided to it by the tenants for the current settlement period as well as the operating and ancillary costs it has paid for the respective object of purchase for the current settlement period, taking into account the cut-off date-related apportionment in accordance with sub-clause 7.2 . The balance resulting from this settlement shall be settled immediately between the parties.

9.2.2
Regarding any vacancies during the relevant settlement period, it shall be assumed for the preparation of the annual ancillary costs settlement that the Seller is the fictitious tenant of these vacant spaces until the transfer date and the Buyer from the transfer date. If the settlements for the settlement period running on the respective transfer date show credit balances in favour of a tenant as against the individual tenants, the Buyer shall pay these to the respective tenant and shall indemnify the Seller against claims of the tenant based on these credit balances. If the settlements concerning the ongoing settlement period result in additional claims against the tenants, these shall accrue to the Buyer.

9.3	Advance payments of rent and ancillary costs

The Seller shall immediately pay out to the Buyer, on a prorated basis if necessary, any advance payments of rent and ancillary costs of the tenants received by the Seller, which relate wholly or partly to the period following the respective transfer date. Conversely, the Buyer shall immediately forward to the Seller, on a prorated basis if necessary, any payments it receives for the period up to the respective transfer date.

9.4	Security deposits

The security deposits paid by the tenants to date are set out in Appendix 9.4 annexed to this deed. The Seller is henceforth no longer entitled to draw upon these security deposits or any other security deposits that may be provided by the tenants up to the transfer date on account of any claims it may have against the tenants.

The parties are aware that tenants may claim the return of the security deposits from the Seller upon termination of the respective tenancies if the security deposit is not returned to the tenants by the Buyer or its legal successor. Against this background, the parties agree that the Seller will request the tenants concerned to submit a written declaration by the respective transfer date in which the respective tenant agrees to a transfer of existing security deposits to the Buyer with the effect of discharging the obligation and waives any claim against the Seller for return of the security deposit. If the tenants make a corresponding declaration, the Seller shall transfer the corresponding security deposit to the Buyer within four weeks of the respective transfer date. If the tenants have not yet made such a declaration by the transfer date or have refused such consent, the Seller is entitled to return the corresponding security deposit to the respective tenant, but only with the express notice that the return does not constitute a waiver of the security deposit.

§ 10	ASSUMPTION OF PROPERTY CONTRACTS

10.1
The Buyer shall assume the contracts mentioned Appendix 10.1 to this deed as well as those contracts connected with the management of the respective individual objects of purchase concluded by the Seller or its legal predecessor (collectively referred to as “Property Contracts”) by taking the Seller’s place in these contracts with the effect of releasing the Seller from its obligations on the respective transfer date. The Seller shall only be entitled to any rights and claims arising from these contracts if these relate to the period prior to the respective transfer date and if the Seller needs these to fulfil any claims of the Buyer arising from this contract or in the event of claims by tenants or against tenants due to rights and claims arising from the period up to the transfer date. Correspondingly, any (special) termination rights agreed in the property contracts shall remain in force until such a contract is transferred to the Buyer. The Seller shall only initiate the termination of such a contract in agreement with the Buyer and at the latter’s request.

10.2
The Buyer undertakes to fulfil the obligations arising from the property contracts from the respective transfer date and to indemnify the Seller against all claims of the respective contractual partners of the property contracts.

10.3
Where necessary, the Seller and the Buyer shall coordinate with each other with regard to the assumed property contracts and shall support each other in the transfer of these contracts to the Buyer - especially with respect to the respective contractual partners. The Seller and the Buyer shall act as if the property contracts as a whole had been transferred to the Buyer on the respective transfer date, even in relation to such contracts where the respective contractual party objects to the transfer to the Buyer. If a contractual partner objects to the transfer of the property contract, the Seller shall terminate the contract at the next possible date. Until such time, the parties to the contract shall act in their internal relationship as if the property contract had been transferred to the Buyer.

§ 11	ASSIGNMENT OF CLAIMS

11.1
With effect from the respective transfer date, the Seller shall assign to the Buyer any claims which may still exist at this point in time and to which it is entitled against third parties in connection with the construction, acquisition, management and operation of the individual objects of purchase and in connection with any renovation or repair measures it carried out due to planning and/or construction defects or in the event of deterioration of the respective individual object of purchase.

The same shall apply to any claims for damages or compensation, including those arising from a neighbourly community relationship, which relate to the period following the respective transfer date and to which the Seller is entitled due to the execution of construction projects or exploitations on neighbouring properties or public roads against neighbours, parties involved in construction, private or public builders or other third parties due to damage or other impairments of the respective individual object of purchase. The Buyer accepts these assignments. However, the Seller shall not be liable for the assignability, existence, recoverability and enforceability of the aforementioned claims. If the assignment is only possible with the consent of a third party and such consent is refused, the Seller and the Buyer shall, in their internal relationship, act as if the assignment had been effective.

Excluded from this are the claims asserted within the scope of the legal dispute referred to in sub-clause 13.6.4 to which the Seller shall remain entitled until the final conclusion of the proceedings there.

11.2
If the Seller is entitled to proprietary rights of use and modification in connection with the respective individual object of purchase, the Seller shall assign these rights of use and modification with effect from the respective date of transfer to the Buyer, who shall accept these assignments.  However, the Seller shall not be liable for the assignability, existence, recoverability and enforceability of the aforementioned claims.

11.3	If and insofar as the Seller is liable to the Buyer under this contract, the Buyer shall be obliged to reassign the relevant claims to the Seller upon the Seller's written request.

§ 12	INSURANCE

12.1
The Seller shall only maintain the insurance policies it maintains for the respective individual object of purchase until the respective transfer date. Being aware of the legal provisions regarding assumption of the property insurance policies taken out by the Seller in accordance with §§ 95 ff. of the German Insurance Contract Act, the Buyer hereby waives, also with direct effect with respect to the insurer of the currently existing property insurance policies for the individual properties, the continuation of the insurance contracts maintained for the respective individual purchase object beyond the transfer date; claims for any damage incurred before the respective transfer date shall remain unaffected. The Buyer is hereby informed that it has to provide for its own insurance of the respective individual object of purchase from the respective transfer date. The Buyer is aware of the risks which may arise for it if it does not ensure insurance cover from the time of handover by taking out new insurance policies.

12.2
The Buyer shall indemnify the Seller against third party claims arising from the legal concept of property owner’s liability, insofar as these are caused by damage during the period from the respective transfer date until the transfer of ownership in the land register.

§ 13	SELLER’S WARRANTY / LIABILITY

13.1
Unless expressly agreed otherwise in this Purchase Agreement, the respective individual object of purchase is sold in its current, used and age-related condition as is, excluding any liability for legal and material defects. The Seller shall not be liable for matters related to the area, quality, condition, usability or a certain earning capacity of the respective individual object of purchase over and above the Seller's warranties declared in sub-clause 13.6 ff. The parties agree that the risk of future usability, rentability and/or developability of the individual objects of purchase lies solely with the Buyer. Even if the Buyer has disclosed its intentions in this regard to the Seller prior to the Agreement’s conclusion, these intentions shall not form the basis of this Agreement.

13.2
The Buyer had the opportunity to conduct a technical, economic, tax and legal due diligence inspection in advance. Within the scope of this inspection, the Buyer has inspected the individual objects of purchase, among other things, with the participation of experts or caused such inspections to be undertaken by experts and has had the opportunity to make further enquiries, obtain information and inspect registers on its own initiative. After the conduct of the due diligence, the parties renegotiated and adjusted the total purchase price accordingly.

13.3
The Seller has provided the Buyer with documents and other information about the respective individual objects of purchase in a Drooms GmbH web-based data room (“Data Room”). The data room’s contents are summarized in the data room index annexed as Appendix 13.3a and are deemed known. A data carrier (DVD) containing a complete storage of the data room was handed over to the officiating notary today by the Parties for evidence purposes for safekeeping alongside the deed until 31 December 2024 with the instruction to keep it and to provide each party with a full or partial copy at their written request and at their expense. The notary has advised that he has not checked the data carrier in terms of content nor technically. The Parties hereby release the notary from liability for the data carrier’s correctness in terms of content and/or technical intactness or for its continued intactness for the duration of the deposit. The notary is not liable for any damage to the data carrier, for example caused by its age.

Seller and Buyer agree and clarify that the documents placed in the data room are partly not up-to-date and also incomplete. However, the Buyer and its advisers had sufficient opportunity to independently obtain information and documents concerning the individual objects of purchase to the required extent.

The fact that the Seller has made these documents and information available to the Buyer does not constitute a guarantee, quality agreement or assurance. The Seller’s liability is based exclusively on this Agreement. The Seller is also not liable for declarations of third parties. However, to the Seller’s knowledge, the documents in the data room are not incorrect in essential points. The questions asked by the Buyer during the due diligence phase and the responses received are annexed as Appendix 13.3b.

13.4
Destruction, damage (“Deterioration”) of the respective individual object of purchase occurring up to the respective transfer date, which is not caused by contractual use, constitutes mere wear and tear or occurs due to age, shall only be remedied by the Seller to the extent that it has caused this intentionally or through gross negligence. Other deterioration are deemed to be contractually-compliant and shall be accepted by the Buyer without adjustment of the respective individual purchase price.

If deterioration occurs up to the transfer date with respect to an individual purchase object, and the elimination of this deterioration is likely to require an amount of more than 20% of the individual purchase price to be paid for the individual purchase object concerned, each party is entitled to withdraw from the respective individual Purchase Agreement, but not to withdraw from this Purchase Agreement as a whole. Such a withdrawal shall be declared in writing to the other contractual party within two months of the occurrence of the deterioration.

If the deterioration is based on an insured event, the Seller is authorized, and even obliged in the event of liability on its part, to pay to the Buyer the insurance payout it receives instead of the elimination of the deterioration by the Seller.

In the event of withdrawal in accordance with this sub-clause, all the contractual parties’ claims against each other on the grounds of partial non-execution and cancellation are excluded, and this contract shall continue to apply unchanged with regard to the other objects of purchase.

13.5
Subject to the provisions of sub-clause 13.7 ff., the Seller declares to the Buyer in the form of an independent guarantee under  §311 (1) of the German Civil Code (subsequently referred to as “Seller's Warranties") that the declaration in sub-clause 13.6  is correct as at the date of the notarial recording of this Purchase Agreement (subsequently referred to as the “Signature Date”), unless expressly stated otherwise. Declarations of knowledge of the Seller refer in each case to the time two bank working days before today's notarial recording. The Parties agree that the Seller's warranties do not constitute guarantees for the quality of an item within the meaning of §§ 443 of the German Civil Code and do not constitute an agreement on the quality of an item under § 434 (1) of the German Civil Code.

13.6	Seller Warranties

The Seller gives the following guarantees in the sense of independent guarantee undertakings according to § 311(1) of the German Civil Code:

13.6.1	As far as the Seller is aware, only the tenancy agreements listed in Appendix 9.1.1 exist with regard to the respective individual object of purchase.

13.6.2	As far as the Seller is aware, none of the tenancy agreements listed in Appendix 9.1.1 have been cancelled or terminated, unless disclosed accordingly.

13.6.3
As far as the Seller is aware, no advance dispositions have been made in respect of tenancy-related claims and claims for advance payment of operating and ancillary costs for the period following the transfer date which will not be cancelled at the time of transfer.

13.6.4
As far as the Seller is aware, no legal disputes concerning the respective individual object of purchase which would affect the Buyer after the transfer date are pending as of this day, unless expressly disclosed. However, the Buyer is aware that the Seller, as claimant, is currently conducting a lawsuit against the architects and general contractors commissioned with the planning and construction of the building on individual object of purchase 2 (Cham) due to defects in the parking area. The lawsuit pending before the Regensburg District Court under reference number 11 O 4/18 will be continued by the Seller and will not be transferred to the Buyer. The Seller intends to conclude this process by means of a settlement which will, among other things, stipulate that the defendants will have to remedy the defects and that the costs incurred will be borne proportionately by the parties to the dispute and, if applicable, by the tenant of the individual object of purchase 2. There is no obligation on the Seller’s part to conclude a settlement. The Buyer will only object to the conclusion of a supplementary agreement with the tenant which may be necessary in this connection for good cause. The Buyer shall grant the Seller or third parties commissioned by the Seller access to the individual object of purchase 2 at any time after prior announcement in order to carry out the work required to eliminate the defect.

13.6.5
As far as it is aware, the Seller has not entered into any employment relationships in respect of the individual objects of purchase it has sold which are transferred to the Buyer by the execution of this Purchase Agreement in accordance with § 613a of the German Civil Code. The Seller shall indemnify the Buyer against any claims by the Seller’s employees and against reasonable costs of legal defence incurred in this connection.

13.7	Claims for breach of the aforementioned Seller warranties

13.7.1
If one or more Seller Warranties are incorrect, the Buyer shall give the Seller the opportunity to restore the contractually-compliant condition that would exist if the statements made in this Purchase Agreement as Seller Warranties were correct.

13.7.2
The Buyer shall grant the Seller a reasonable period of time in each case to bring about the contractually-compliant condition in accordance with sub-clause 13.7.1 with the declaration that it will refuse to bring about the contractual condition after expiry of this period. The setting of a grace period may be dispensed with if the creation of the contractual condition is not possible or economically unreasonable or is finally refused by the Seller.

13.7.3
If restitution in kind or monetary compensation is not possible or unreasonable for the Seller, the Seller shall compensate the Buyer for the direct loss arising therefrom. Indirect or consequential losses, loss of profit (except loss of rent), internal administrative or fixed costs, and reduced company and property value are not liable to compensation. Any purchase price factors, multipliers or even possible leverage effects shall not be taken into account in the calculation of any losses.

13.7.4	For clarification: A right of withdrawal or any other form of cancellation of this Purchase Agreement due to the violation of a Seller warranty is excluded.

13.8	Limitation of liability

Regarding any claims and rights of the Buyer arising from or in connection with this Purchase Agreement, the following provisions shall apply exclusively - without prejudice to sub-clause 13.10:

13.8.1
Claims and rights of the Buyer under this Purchase Agreement are excluded if and to the extent that the Buyer, its advisers or other third parties commissioned by the Buyer to carry out the inspection had or could have had knowledge of the circumstances, state of affairs or facts giving rise to liability on the Seller’s part. This also includes information or circumstances that have arisen or could have arisen from the property inspections as well as from registers, official documents or enquiries made with authorities. The information and circumstances provided to the Seller by the Buyer shall be deemed known to the Buyer.

13.8.2	Knowledge

(a)
Insofar as the knowledge of the Seller is relevant in or in connection with this Purchase Agreement, only the positive knowledge of Mr. Julius Falcinelli, who is responsible on the Seller’s side as Senior Manager for the ongoing management of the individual objects of purchase, is relevant.

(b)	The Seller points out that it has not made any enquiries or further investigations prior to this sale. The Buyer accepts this fact.

(c)
The parties confirm for the avoidance of doubt that the above provisions of this sub-clause section I13.8.2 only concern an attribution of information/knowledge and not the establishment of personal liability of the person referred to in sub-clause 13.8.2(a).

13.8.3
Any liability of the Seller arising from and in connection with this Agreement, regardless of the legal basis, requires that (i) damage in an individual case amounts to at least 10,000 euro, and (ii) the individual damages to be considered accordingly exceed a total amount of 150,000 euro (“Threshold Value”). In these cases, the Seller shall therefore only be liable if and insofar as the total damage exceeds the threshold value (exemption limit). Furthermore, the damage to be compensated per individual object of purchase, for whatever reason, is limited to a maximum of 10% of the respective individual purchase price.

Excluded herefrom is the claim to the transfer of ownership and tax exemption claims.

13.8.4
The Parties expressly declare that all claims and rights of the Buyer arising from or in connection with this Purchase Agreement, in particular in the event of a breach of a Seller warranty, are exclusively and conclusively regulated in this Purchase Agreement and all other or further legal claims in this connection for cancellation, withdrawal, reduction, non-performance or for other legal reasons as well as any claims arising from or in connection with pre-contractual obligations under §311 (2) of the German Civil Code , deliberation breach of a contractual duty or due to disruption or frustration of purpose are excluded - subject to the provision of sub-clause 13.10.

13.9
All claims and rights of the Buyer arising from and in connection with this Purchase Agreement, in particular also due to any breach of Seller warranties, are subject to a limitation period of 12 months from the respective transfer date. Notwithstanding the foregoing, the Buyer's claim for the transfer of ownership shall lapse after three years from the notarial recording of this Purchase Agreement. The prescription period for tax exemption claims shall be in line with § 15.

13.10
All exclusions and limitations of liability contained in this Purchase Agreement shall not apply to liability for losses resulting from death, physical injury or sickness if the Seller is responsible for the breach of duty, for other damages based on an intentional breach of duty by the Seller or on an intentional breach of duty by the Seller's legal representative or vicarious agent and for fraudulently concealed defects.

§ 14	ENVIRONMENTAL DAMAGE

14.1
“Environmental damage” within the meaning of this Purchase Agreement shall be all soil, soil air, leachate, surface water and groundwater contamination, pollutants, other detrimental changes in water properties within the meaning of  §§ 22, 34 of the German Water Resources Management Act, damage to species and natural habitats, warfare agents and explosive ordnance, and waste. Environmental damage includes in particular harmful soil changes, suspected areas, contaminated sites and areas suspected of being contaminated within the meaning of §2 of the German Federal Soil Protection Act or within the meaning of §2 of the German Environmental Damage Act, as well as hazardous substances or preparations present in or on buildings within the meaning of §3a Chemicals Act or Directive 67/548/EEC. If reference is made in this paragraph to statutory provisions or regulations, the relevant definitions shall be supplemented by the relevant statutory regulations, administrative provisions and technical directives, including (other) European legal requirements.

14.2
The Seller is not required to procure the freedom of the respective individual purchase object from environmental damage, unless otherwise regulated in this Purchase Agreement. Any liability of the Seller resulting from environmental damage is excluded, subject to the provisions of sub-clause 13.10. The Seller declares that it has not inspected the individual objects of purchase for environmental damage, but that it is otherwise unaware of the existence of such environmental damage, except where documents in this respect have been disclosed in the due diligence process.

14.3
The Buyer shall indemnify the Seller against public law and civil law obligations arising from claims relating to environmental damage, in particular claims for and costs of investigations, monitoring, safeguarding, remediation or cleansing of such environmental damage. Sub-clause 13.10  remains unaffected. Each Party shall immediately inform the other in writing if environmental damage is discovered.

14.4
The exclusion of liability under sub-clause 14.2 and the indemnity under sub-clause 14.3 shall also apply for the benefit of such persons or companies who are responsible for the Seller's liability for environmental damage, such that such persons or companies are directly entitled under this provision (genuine contract for the benefit of third parties) within the meaning of §328 (1) of the German Civil Code.

14.5
Any compensation claims of the Buyer against the Seller and/or the persons and companies mentioned in sub-clause 14.4 in particular according to § 24(2) of the German Federal Soil Protection Act and/or § 9(2) of the German Environmental Damage Act, are excluded.

§ 15	SELLER’S TAX EXEMPTION

15.1
If the Buyer is the subject of a tax demand in accordance with §75 of the German Tax Code, §§ 11 (2), 12 of the German Property Tax Act, §1 (1a) of the German VAT Act in connection with the acquisition of the respective individual object of purchase, the Seller shall immediately indemnify the Buyer against such taxes and additional tax payments.

15.2
If input tax adjustments pursuant to §15a of the  German VAT Act are effected within the scope of the legal succession for VAT purposes (see sub-clause 5.2), which are based on changes in the circumstances underlying the original input tax deduction that have occurred up to the transfer date, in particular due to the continuation of a use of an individual object of purchase detrimental to input tax that began before the transfer date, the Seller shall indemnify the Buyer against input tax adjustments insofar as these relate to input tax deducted by the Seller.

15.3
The Buyer shall immediately inform the Seller of any such demand from the tax office, shall, at the Seller's request, lodge all available appeals against such a demand and shall conduct the appeal proceedings in accordance with the Seller's instructions. All costs arising from this, in particular the fees of lawyers and tax consultants and procedural costs shall be borne by the Seller.

The Seller is entitled to refunds of taxes and ancillary services related thereto (e.g. due to a successfully conducted appeals procedure), if and to the extent that it has previously secured exemption therefrom.

15.4
The Buyer's claims under this sub-clause § 15 shall not lapse before the expiry of six months from the notice of liability or the tax assessment on which the demand is based has become formally and materially effective. It is clarified that any different prescription periods agreed elsewhere in this Agreement and any other exclusions, limitations or allowances of liability shall not apply to claims arising from this sub-clause § 15.

15.5
The Buyer shall notify the competent tax office of the acquisition of the respective transferred business (individual object of purchase) and provide the Seller with a copy of the notification without being requested to do so. Delays in the notification shall be at the Buyer’s expense.

§ 16	PRIOR NOTICE OF CONVEYANCE AND CONVEYANCE

16.1	Prior notice of conveyance

16.1.1
To secure the claim to transfer of title, the Seller hereby consents and the Seller and the Buyer hereby request the entry of a priority notice of conveyance in the Buyer’s favour in a priority position in the land register for the respective individual object of purchase, with the remark that the secured claim cannot be assigned without the owner’s consent.

16.1.2
The Buyer hereby requests for the respective priority notice of conveyance to be deleted again at the same time as its registration as owner, unless interim registrations have been made or interim applications have been made which the Buyer has not approved, accepted or agreed to.

16.1.3
The priority notice of conveyance on the respective individual object of purchase is subject to cancellation. The condition shall be satisfied if the notary applies to the land registry for cancellation of the priority notice by means of a notarial deed of ownership. The notary is irrevocably instructed to submit the application to the respective land registry only when the Seller requests him to do so and the following conditions are met:

(a)	The notary has issued the due date notification according to sub-clause 6.1 for an individual object of purchase and

(b)
the Seller has declared to the notary in accordance with sub-clauses 18.3 and 18.4 and enclosing copies of the relevant documents (setting of a grace period; declaration that no payment has been made even within the grace period that it is withdrawing from this Purchase Agreement with regard to the individual object of purchase for which the due date notification was issued, due to the Buyer’s defaulting on payment, and

(c)	the notary has notified the Buyer in writing that he will submit the application for cancellation to the land registries after the expiry of one month, and

(d)
the time limit referred to in sub-clause (c) has expired without the notary having received a joint instruction to the contrary from the Seller and the Buyer or a court decision prohibiting the cancellation at least temporarily, or (alternatively, under subparagraphs (a) to (d))

(e)
the Seller has demonstrated to the notary that the Buyer has unequivocally refrained from executing the Purchase Agreement in relation to one or more individual objects of purchase(s), e.g. by a declaration of withdrawal.

16.1.4
The Parties hereby irrevocably instruct the officiating notary, i.e. revocable or modifiable henceforth only with the consent of all Parties, to submit the application for registration of the priority notice of conveyance with respect to the respective individual object of purchase to the land registry without delay.

§ 17	AUTHORITY TO CHARGE

17.1
The Seller undertakes to cooperate in the creation of charges to finance the purchase price (with the exception of the individual purchase object 23) without assuming personal liability or costs if the following security agreements (sub-clauses 17.2 and 17.3) are made at the same time and are reproduced in the deed of charge. However, despite the Seller's cooperation, it is solely the Buyer's responsibility to ensure that any necessary financing is available when the purchase price falls due.

The Seller authorises the Buyer, in each case exempt from the restrictions of § 181 of the German Civil Code, to perform the following legal acts:

Charges over the individual objects of purchase (with the exception of individual object of purchase 23) may be created in favour of a bank in any amount with annual interest rates of up to 20% and a one-off ancillary payment in any amount. For this purpose, the Seller hereby consents to and requests the entry of the land charges including submission to enforcement in rem in accordance with § 800 of the German Code of Civil Procedure) in the land register and consent to all declarations necessary for obtaining a ranking. The Buyer hereby assumes the personal payment obligations and in this respect submits itself to enforcement. Furthermore, by virtue of the priority notice of conveyance, it also recedes in rank behind the land charges including interest and ancillary payments.

17.2
The power of attorney shall be limited in the internal relationship to the extent that the Seller does not assume any personal liability to the charge-holder and the charges only serve to secure the payments financed by the charge-holder and actually made to the Seller in accordance with the contractual agreements until payment of the respective individual purchase price. Compliance with this restriction does not have to be proven to the land registry.

17.3
The power of attorney is further limited in that the deed pf charge shall reflect the following terms already hereby agreed by the Seller and the Buyer, and the terms Buyer, Seller and Contract shall be as defined in this Purchase Agreement:

“The Buyer hereby irrevocably instructs the charge-holder to disburse the corresponding loan amounts only in accordance with the provisions of this Purchase Agreement for the repayment of the individual purchase price and not to make any other disbursements of any kind or to commit to such disbursements before the disbursement of the individual purchase price.

The charge-holder may only realise or retain the charges as security to the extent that payments with repayment effects on the Buyer’s purchase price debts have actually been made. All further declarations of purpose, security and realisation agreements within or outside of this Purchase Agreement or the deed of charge shall only apply after the individual purchase price has been paid in full. From this point in time, they shall be deemed the new guarantor for and with respect to the Buyer. If the Seller withdraws from the contract due to default on the Buyer’s part or if the contract is cancelled or not executed for other reasons, the charge-holder shall hand over to the notary the formally effective cancellation approval and any charge certificate that may have been issued, solely concurrently against repayment of the purchase price parts paid to the Seller from the secured loan with redemption effect without assertion of interest, a discount or other conditions and costs. The charge shall be created in such a way that an assignment or a waiver of the charge is excluded until the transfer of ownership has been registered.

The Seller does not assume any personal payment obligations or other personal debt obligations in connection with the creation of a land charge. The Buyer undertakes to indemnify the Seller against all costs and other consequences of the creation of a land charge.

The Buyer shall assume the land charges upon transfer of ownership with continued acquiescence and performance. All ownership rights and claims for restitution, which are connected with the requested charges, are hereby transferred to the Buyer with effect from payment of the purchase price. Consent is given to a corresponding entry in the land register."

17.4
The land charge created on the basis of this authorisation to charge may remain in existence even after transfer of ownership. The Seller shall transfer all rights to this land charge to which it is entitled, in particular owner's rights and restitution claims, with effect from payment of the purchase price, in any event from transfer of ownership and shall consent to the corresponding entry in the land register.

17.5
The Seller does not assume any personal payment obligations or other personal debt obligations in connection with the creation of a land charge. The Buyer undertakes to indemnify the Seller against all costs and other consequences of the creation of a land charge.

17.6
The Seller and the Buyer authorise the following employees in the notary's office: Linda Schellknecht, Olga Winter, Antje Zehden and Edita Durakovic, in each case individually and with release from any personal liability, to make the declarations required for the creation and registration of land charges in accordance with para. 1 on their behalf, and in particular to subject the Buyer for the amount of the land charge together with interest and ancillary payments to personal enforcement against its entire assets as well as the object of purchase in accordance with § 800 of the German Code of Civil Procedure.

17.7
The Notary is hereby instructed to transmit enforceable copies of the deed of charge to the charge-holder or to place them into legal circulation only after the relevant individual purchase price has been paid or the Notary has received the written and irrevocable declaration of the charge-holder to be obtained by the Buyer in which the Buyer confirms that it will observe the above security purpose agreement, restrictions and payment instruction.

17.8	Notarial recordings based on the above authorisation may only be made before the recording notary or his officially appointed representative at this notarial office.

17.9
The above restrictions on the authorisation to charge and the instructions to the notary shall only apply in the internal relationship of the contractual parties and in relation to any charge-holders, but not to third parties, in particular not to the land registry.

§ 18	RIGHTS OF WITHDRAWAL

18.1	Non-compliance with the due date conditions

Both Parties are each entitled to withdraw from this Purchase Agreement in relation to an individual purchase object if the due date conditions for the sale of the individual purchase object in question have not been met by 31 July 2020.

18.2	Exercise of pre-emptive rights

18.2.1
In the event of the exercise of a (statutory or in rem) pre-emptive right to purchase an individual object of purchase, the Seller shall be entitled to withdraw from this Purchase Agreement in relation to the individual object of purchase affected by the exercise of the pre-emptive right, for which the pre-emptive right is (wholly or partially) exercised. The Buyer also has the right to withdraw from this Purchase Agreement for an individual object of purchase affected by the exercise of the pre-emptive right, provided that this relates to a substantial part (i.e. a part which restricts the usability of the respective individual object of purchase and which restricts the rights of a tenant of the affected individual object of purchase), but not to the entire individual object of purchase.

18.2.2
In the event of the exercise of a  pre-emptive right (statutory or in rem), the Seller shall assign its claims arising from the contract with the party entitled to pre-emption to the Buyer to the extent that the Buyer has already paid the purchase price for the individual object of purchase concerned. The Buyer hereby accepts the assignment. In such case, the Buyer's rights of withdrawal in relation to those individual objects of purchase for which no pre-emptive right was exercised are excluded.

18.2.3
If a statutory pre-emptive right is only exercised in respect of an insignificant part of an individual object of purchase (i.e. a part which does not restrict the usability of the respective individual object of purchase and which does not trigger any rights of a tenant of the affected individual object of purchase), the Buyer - unless the Seller withdraws from the contract in accordance with sub-clause 18.2.1 - shall continue to remain liable to pay the entire respective individual purchase price in accordance with this contract. In return, the Seller assigns to the Buyer the claims against the party entitled to pre-emption for payment of the individual purchase price or the statutory compensation. Within the scope of the exercise of the pre-emptive right, the Seller shall be released from its performance obligations towards the Buyer; likewise, the due date condition according to sub-clause 6.1.2 (negative clearance certificate/waiver) shall not apply to this part of the individual object of purchase. Further claims, in particular a right of withdrawal and claims for damages or reimbursement of expenses of the Buyer against the Seller, are excluded in such a case.

18.2.4
In the event of the exercise of a pre-emptive right or the refusal of an official permit or its issuance subject to a condition or requirement, the notice shall be served on the parties themselves. Neither the officiating notary nor his notarial staff are authorised to receive such documents.

18.3	Payment default

18.3.1
If the Buyer is wholly or partly in default of the payment of the individual purchase price for an individual object of purchase for more than ten bank working days and if the Buyer does not effect the purchase price payment within a grace period of at least ten further bank working days to be set by the Seller in writing, the Seller may, at its option, withdraw from this Purchase Agreement in relation to the respective individual object of purchase affected by the default of payment or in relation to the entire object of purchase.

18.3.2
The right to exercise this right of withdrawal shall not apply if the Buyer has paid the full individual purchase price plus the accrued default interest in accordance with the contract before the Seller has declared withdrawal.

18.4	General rules on withdrawal

18.4.1
The withdrawal shall be notified in writing to the officiating notary. The parties hereby irrevocably authorise the officiating notary, i.e. revocable or modifiable henceforth only with the consent of all parties, and with exemption from the restrictions of § 181 of the German Civil Code, to receive the declarations of withdrawal. The withdrawal shall become effective upon receipt of the declaration of withdrawal by the officiating notary.

18.4.2	The right of withdrawal is excluded for the party responsible for the reason for withdrawal.

18.4.3	The right to withdraw from the Agreement shall lapse as soon as the reason for withdrawal has completely disappeared before one of the parties has effectively declared withdrawal.

18.4.4
The reimbursement of any purchase price payments made shall be effected concurrently against cancellation of the priority notice in the Buyer’s favour and any financing charges of the Buyer. The consequences of withdrawal are otherwise determined in accordance with §§ 346 ff. of the German Civil Code.

18.4.5
Claims for compensation shall remain unaffected in the event that one of the parties is at fault in accordance with this Purchase Agreement. In the event of the Seller’s withdrawal from an individual object of purchase or from the entire object of purchase in accordance with sub-clause 18.3.1, the Buyer shall owe the Seller a fixed contractual penalty of 3,500,000 euro The assertion of other or further claims in connection with the payment default and the non-execution of this Agreement are excluded in the event of a withdrawal according to sub-clause 18.3.1.

18.5	Costs in the event of withdrawal

18.5.1
In the event of withdrawal on the basis of sub-clause 18.1, the Seller shall bear proportionately the costs of the cancellation of the individual purchase agreement affected by the withdrawal, provided that wilful intent or gross negligence is imputable to the Seller in relation to the non-occurrence of a due date condition. Apart from this, the parties shall bear their own costs.

18.5.2
In the event of a cancellation on the basis of sub-clause 18.2 , the parties shall each bear half of the costs of the cancellation attributable to the individual purchase agreement affected by the rescission. Apart from this, the parties shall bear their own costs.

18.5.3
In the event of a withdrawal on the basis of sub-clause 18.3, the Buyer shall bear the notary, court and registration costs attributable to the individual purchase agreement affected by the withdrawal, which are incurred during the notarial recording, execution and cancellation of this contract or individual purchase agreements. Apart from this, the parties shall bear their own costs.

§ 19	COSTS AND REAL ESTATE TRANSFER TAX

19.1
The notarial and court costs for the notarial recording and execution of this Purchase Agreement, including the Reference Deed, as well as the real estate transfer tax shall be borne by the Buyer. However, the Seller shall bear the costs for the cancellation of any land charges not assumed by the Buyer under the terms of this Purchase Agreement, as well as the costs incurred for the bank guarantee.

19.2	Each party shall bear the costs of the consultants it engages.

19.3
The Buyer shall pay the notary, court and registration fees it owes as well as the real estate transfer tax in each case without delay and shall immediately demonstrate the respective payment to the Seller at its request.

19.4	Any brokerage/agency fee payable to Perelman Real Estate Investment House Ltd. shall be paid by the Buyer.

§ 20	NOTIFICATIONS AND DECLARATIONS

20.1
All notifications and declarations to be made to the Seller or the Buyer in connection with the execution or implementation of this Purchase Agreement shall be written in German and, unless expressly agreed otherwise, shall be transmitted in writing or by another means of transmission previously accepted by the party concerned to the domestic receiving agents of the party concerned at the last domestic address indicated by the party concerned. The authorised receiving agents designated by the parties are - until notification of a change in accordance with sub-clause 20.3.

20.1.1	for the Seller OPTIBASE BAVARIA GmbH & Co. KG:

To:	Mr. Julius Falcinelli
Address:	c/o Montana Asset Management, Lenbachplatz 5, 80333 Munich
Tel.:	089-242 169 800
Fax:	089-242 169 8029
Email:	julius@montano.eu

20.1.2	for the Buyer Deutsche Konsum REIT-AG:

To:	Mr. Alexander Kroth / Mr. Christian Hellmuth
Address:	August-Bebel-Straße 68 14482 Potsdam
Tel.:	+49 (0)331 740 076 512
Fax:	+49 (0)331 740 076 520
Email:	ak@deutsche-konsum.de / ak@deutsche-konsum.de

20.2
The parties shall also appoint the contact persons designated by them above as their domestic receiving and notification agents for the purpose of bringing an action and for the service of documents in any legal proceedings.

20.3
Until the appointment of a new domestic contact person and the communication of their complete contact details in accordance with the requirements set out in sub-clause 20.1, the last contact person communicated (unilaterally) irrevocably to the other parties shall be deemed to be the relevant party’s authorised recipient and agent for service.

§ 21	EXECUTUON OF THE AGREEMENT

21.1
The officiating notary is commissioned and authorized with the execution and enforcement of this deed, unless otherwise expressly stipulated in this deed. The officiating notary shall obtain all official approvals and declarations; subject to sub-clause 18.2.4 , these shall become effective with respect to all Parties upon receipt by the notary; and the notary is released from the restrictions of § 181 of the German Civil Code in this respect.

21.2	All land register applications contained in this deed can also be made separately by the notary and withdrawn separately.

21.3
The parties hereby authorise for themselves and their legal successors, with the exclusion of personal liability, the employees of the notary's office Linda Schellknecht, Olga Winter, Antje Zehden und Edita Durakovic, each with business address at Joachimsthaler Straße 24, 10719 Berlin, each acting on their own, with exemption from the restrictions of § 181 of the German Civil Code and with the right to grant sub-powers of attorney, to make and accept all declarations which may still be necessary or useful for the amendment, supplementation, implementation or  enforcement of this Purchase Agreement, in particular to the land registry office - as well as for the purposes of a supplementary notarial recording required pursuant to § 2 sub-clause 2.9. The authorised representatives are in particular authorised to declare or repeat the conveyance, to make declarations of identity and to approve and apply for entries in the land register. All declarations of the authorised representatives are only effective if they are made to a notarial record or signature certification of the officiating notary. The power of attorney also extends to the filing of declarations of cancellation, corrections to this Purchase Agreement, declarations of priority and the withdrawal of applications. The power of attorney is unrestricted in relation to the land registry. In the internal relationship it may only be used after prior draft approval by the Parties, which the land registry does not need to review.

21.4
The powers of attorney shall be effective immediately, irrespective of the existence of any official approvals or other impediments to the effectiveness of this Purchase Agreement. The powers of attorney shall expire four weeks after this Purchase Agreement’s complete implementation and execution.

21.5
In the event of full or partial cancellation or non-execution of this Purchase Agreement, the power of attorney shall also grant authority for the deletion of the priority notice of conveyance granted in accordance with sub-clause 16.1. The authorised representatives are hereby irrevocably instructed by the Parties, i.e. revocable or modifiable henceforth only with the consent of all parties, to make immediate use of their power of attorney in such cases in accordance with the provisions of this Purchase Agreement.

§ 22	INFORMATION

The officiating notary informed the persons appearing that

−	the Buyer only acquires the ownership/heritable building right of the individual object of purchase upon registration in the land register,

−	for the transfer of ownership, inter alia, the certificate of good standing for real estate transfer tax purposes must be available and the court costs must be paid,

−	the parties are legally liable to the tax authorities as joint debtors for the real estate transfer tax and for notary and court costs in the external relationship,

−	agreements made outside this deed may lead to the invalidity of the entire Agreement.

§ 23	LEGAL SUCCESSION

The Buyer shall impose all its obligations and duties assumed in connection with this Purchase Agreement or on the basis of this Purchase Agreement on all its possible legal successors in title and shall in turn require them to comply with and pass on these obligations and duties accordingly in such a way that the Seller shall also obtain the same claims against any further, direct or indirect legal successor as against the Buyer under this Purchase Agreement. The obligations shall be assumed by the respective legal successors as a real contract for the Seller’s benefit in accordance with § 328(1) of the German Civil Code. The Buyer shall suitably demonstrate compliance to the Seller.

§ 24	CONFIDENTIALITY

24.1
The Parties shall treat the conclusion and content of this Purchase Agreement, including all appendices and the Reference Deed, the amount of the individual purchase prices and the total purchase price as well as all information/knowledge which they have received in connection with the preparation and/or conclusion of this Purchase Agreement as strictly confidential and shall not disclose this to third parties. However, this does not apply to companies affiliated with the Parties and to the Parties' advisors, provided that they are subject to legal confidentiality.

24.2	Press releases and information to third parties concerning this transaction require prior mutual agreement between the Parties.

However, mandatory statutory duties of disclosure and information (e.g. pursuant to the German Stock Corporation Act) are reserved and remain unaffected.

§ 25	MISCELLANEOUS

25.1	For the purposes of this Purchase Agreement, bank working days are all days on which commercial banks in Munich are generally open (“Bank working days”).

25.2
The term “Notary” within the meaning of this document means the undersigned notary as well as his successor in office, his officially appointed representative(s) and any other notary associated with him in the exercise of his profession (“Notary”).

25.3
The assumption of rights or obligations or contractual relationships or the entry into rights or obligations or contractual relationships by the Buyer in the Seller’s place in the course of this Purchase Agreement shall - unless expressly agreed otherwise - in each case be subject to a condition precedent on and effective from the respective transfer date. The same shall apply insofar as the Seller assigns to the Buyer movable items, claims or transfers rights or security or the rights and claims relating to these to the Buyer within the scope of this Purchase Agreement. The assignment of rights and claims shall also be subject to cancellation of this Purchase Agreement or its cancellation or non-execution for any other reason, unless expressly provided otherwise in this Purchase Agreement.

25.4	The place of jurisdiction for all disputes arising from or in connection with this Purchase Agreement is Munich.

25.5
If any provision of this Purchase Agreement is or proves wholly or partly invalid or unenforceable, this shall not affect the validity and enforceability of all the other provisions of this Purchase Agreement.

25.6	Obtained from this deed:

Copies:

−	the Land Registry

Certified Copies:

−	one to each Party

Uncertified copies:

−	the respective authority responsible for real estate transfer tax

−	the respective evaluation committee

−	Seller's chargee

The officiating notary read out to the persons appearing this transcript and all appendices that could be read out; who subsequently approved them and they and the officiating notary personally signed them as follows:

sgd. J. Falcinelli
sgd. A. Kroth
sgd. C. Hellmuth
sgd. Manthey, Notary

SECTION II Appendix 1

List of appendices to the Reference Deed

Appendix
2.1	Recent extracts from the Land Register, Register of Heritable Building Rights and Condominium Register.
2.1a	Property Exchange Agreement Deed No. B 2396/2018 executed by Dr. Lorenz Bülow, notary in Kempten, for individual object of purchase 10 (Kempten-Lenzfried)
2.5	List of pending applications for land registry action based on inspection of the list of pending land registry applications/application lists on 10/01/2020
7.4	Heritable Building Right Contract Deed No. 475/97 executed by Notary Brigitte Nachbar in Kötzting dated 13/05/1997 together with addenda for individual object of purchase 3 (Chamerau)
7.5a	Condominium Declaration and Bylaws Deed No. 3794/1986 of 30/12/1986 executed by Notary Dr. Claus Gastroph together with addenda for individual object of purchase 9 (Ingolstadt)
7.5b	Minutes of the Homeowners’ Association meetings for the years 2016 to 2019 for individual object of purchase 9 (Ingolstadt)
9.15	Model joint notification of change of landlord
9.16	Listing of the content of the negotiations on the conclusion of addenda to the tenancy agreements of individual objects of purchase 10, 13, 21
13.3a	Data room index
13.3b	Q&A process